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                                                                   Exhibit 10.6

                              EMPLOYMENT AGREEMENT


         This Employee Agreement, made as of November 17, 1999, by and between SUPERIOR NATIONAL INSURANCE GROUP, INC. ("Superior National"), a Delaware corporation, and ARNOLD J. SENTER ("Employee"), an individual, residing at 35 Buckskin Road, Bell Canyon, California 91307.

                              W I T N E S S E T H:

         WHEREAS, Superior National and Employee wish to establish the terms and conditions that shall apply to Employee's employment with Superior National;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. EMPLOYMENT. Superior National hereby employs Employee, and Employee hereby accepts this employment as EXECUTIVE VICE-PRESIDENT AND CHIEF OPERATING OFFICER of Superior National (reference herein to Superior National shall also mean each of the subsidiary companies of Superior National) and in conformance with the terms and conditions set forth herein agrees to exercise and perform faithfully and to the best of Employee's ability and experience on behalf of Superior National the powers and duties customarily exercised and performed by a EXECUTIVE VICE-PRESIDENT AND CHIEF OPERATING OFFICER of an insurance group. Employee shall devote Employee's full time efforts to the business affairs of Superior National. The terms of the Employment Term Sheet attached hereto as Addendum A are made a part hereof.

         2. LOCATION. Employee's services pursuant to this Agreement shall be performed at Superior National's offices in Los Angeles County, California and such other locations as Superior National's offices may be located. Employee shall not be required to relocate outside of Southern California in order to perform the services hereunder, without the Employee's consent, except for travel reasonably required in the performance of Employee's duties hereunder.

         3. TERM OF EMPLOYMENT. Subject to section 7 hereof, Employer hereby employs Employee, and Employee agrees to be so employed for an initial term of two (2) years, commencing on FEBRUARY 17, 1997, and renewing automatically for a term of twelve (12) months unless notice of non-renewal is given by Employer at least sixty (60) days prior to the end of the then-current term of this Agreement.

         4. COMPENSATION AND OTHER BENEFITS. As compensation in full for services to be rendered by Employee hereunder, Superior National shall pay and Employee shall accept the following:

                  4.1 SALARY. From the date of this Agreement until termination of employment, Superior National shall pay Employee a salary determined by the Board of Directors of Superior National, payable in accordance with Superior National's payroll policies. Employee's starting salary shall be set forth in Addendum "A".

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                  4.2 BENEFITS. In conformance with Superior National's standard employment practices for senior executives, Employee shall be entitled to such vacation, medical, life insurance, accident, disability and dental benefits and auto allowance, as shall be authorized from time to time by Superior National's Board of Directors.

                  4.3 BONUSES. During the term of this Agreement Employee shall be entitled to such discretionary bonuses or incentive compensation as may be authorized from time to time by Superior National's Board of Directors.

         5. EXPENSES. In addition to the salary and benefits provided hereunder, Superior National shall pay for or reimburse Employee for those expenses reasonably incurred in the course of Employee's activities for Superior National, including transportation, living and related expenses incurred by Employee during travel on behalf of Superior National away from Superior National's principal office and for other business and entertainment expenses reasonably incurred by Employee in connection with the business of Superior National. Superior National will provide membership in a country club of the Employee's choice and will pay all incurred costs of monthly dues and other expenses other than for personal charges.

         Superior National will not reimburse a country club membership fee in excess of twenty thousand dollars ($20,000). The Company will only reimburse up to $350.00 per month in country club dues assessments. In the event employee terminates his employment, with or without cause, prior to the below listed dates, than employee shall reimburse the Company for the country club membership fee according to the following schedule:

         TERMINATION DATE           AMOUNT OF REIMBURSEMENT OF MEMBERSHIP FEE
         ----------------           -----------------------------------------
         June 1, 1998                           four-fifths       (4/5)
         June 1, 1999                           three-fifths      (3/5)
         June 1, 2000                           two-fifths        (2/5)
         June 1, 2001                           one-fifth         (1/5)

         6. TERMINATION BY EMPLOYEE.

                  6.1 VOLUNTARY TERMINATION. In the event Employee voluntarily resigns or quits employment with Superior National, then, without limitation of Superior National's other legal or equitable remedies, Superior National shall have no further obligation hereunder and no further payments of any kind shall be payable by Superior National to Employee under this Agreement; provided, however, Employee shall be entitled to receive payments, if any, under any existing vacation pay, retirement and other benefit plans and policies then maintained by Superior National and under which Employee may, at such time and under the separate terms of such plans and policies, be eligible to receive payment or other benefits.


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         7. TERMINATION BY SUPERIOR NATIONAL.

                  7.1 TERMINATION FOR CAUSE. In the event Superior National terminates Employee's employment for cause ("For Cause"), it shall have no further obligation to compensate Employee other than to pay for services rendered through the date of such termination For Cause. For the purposes of this Agreement, termination For Cause shall be limited to the following:

                           (a) Employee is convicted of, or pleads guilty or
nolo centendere to, any felony or any crime involving fraud, dishonesty or moral turpitude:

                           (b) Employee unlawfully misappropriates funds or
other assets of Superior National or its subsidiaries;

                           (c) Employee fails or refuses to comply with a
reasonable directive of Superior National's Board of Directors that is consistent with the terms of this Agreement and with California law (as applicable), or Employee materially neglects Employee's duties, is grossly negligent in the performance of those duties, or engages in gross misconduct materially injurious to Superior National or Employee breaches this Agreement;

                           (d) Employee engages or participates, directly or
indirectly, without the prior written consent of Superior National's Board of Directors, in any business that is in competition in any manner with the businesses of Superior National whether as an employee, agent, employer, principal, partner, shareholder (except as a shareholder of any outstanding class of securities of a corporation that has a class of securities traded on a national securities exchange or in the over-the-counter market), officer, director or any other individual or representative capacity whatsoever;

                           (e) A material conflict of interest between Superior
National and Employee, as defined by the Superior National Conflict of Interest Policy.

                  For the purpose of effectuating a termination For Cause under subsection 7.1(e), Superior National shall give Employee thirty (30) days prior written notice setting forth the alleged basis of the Cause and the fact that Employee shall have forty-five (45) days from the date of such notice to cure such Cause. If Employee fails to cure such Cause within forty-five (45) days of the date of such notice, Employee's employment shall be automatically terminated on the 46th day following the date of such notice.

                  7.2 TERMINATION OTHER THAN FOR CAUSE.

                           (a) Any termination of Employee's employment under
this Agreement by Superior National other than For Cause (as defined in Paragraph 7.1) or significant diminution of Employee's job duties and responsibilities shall be deemed to be a termination without cause ("Without Cause"). Superior National may terminate Employee's employment under this Agreement Without Cause at any time. In the event


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that Superior National terminates Employee's employment Without Cause, then from the effective date of this termination and continuing for the then remaining full term of this Agreement provided for in section 3, Superior National will pay Employee a termination benefit equal to One Hundred Percent (100%) of Employee's fixed monthly salary and all other medical benefits and allowances to which Employee was entitled in the month in which such termination occurred (the termination benefit). This termination benefit shall be a minimum of two (2) year's salary and all other medical benefits and allowances to which Employee was entitled.

                           (b) During the period of payment of monthly
termination benefits Employee shall be entitled to also receive, under the same terms and conditions, those medical, dental, disability, life and other existing benefits in effect at the time of termination. Employee shall be responsible for "employee premium contributions" for such medical and dental coverages on the same basis that Superior National's full-time senior executives are assessed for individual and/or dependent coverages, and such contributions will be deducted from sums due Employee hereunder.

                           (c) Any termination of Employee or significant
diminution of Employee's duties and responsibilities in connection with any reorganization, merger, conservatorship or consolidation of Superior National, a result of which Superior National does not survive or in which the outstanding voting stock of Superior National prior to such event represents less than Fifty Percent (50%) of the outstanding voting stock of the surviving entity (collectively, "Change of Control:), shall be deemed a termination Without Cause. In the event of a termination occurring as a result of a Change of Control, this Agreement shall be deemed to have a three-year term and Superior National or the surviving entity will pay Employee the full three (3) year fixed monthly salary and benefits package in accordance with Subparagraph 7.2(a) above.

                  7.3 During any period (prior to a termination) for which Employee is unable to carry on the full-time duties and services required of Employee due to physical or mental illness or injury, salary and benefits, as of the beginning of the period of incapacity, shall be payable in accordance with Superior National's policies.

         8. NON-HIRING OF SUPERIOR NATIONAL PERSONNEL. As long as Superior National is making payments to Employee under the terms of this Agreement and for a period twelve months subsequent to the termination of any such payments, Employee will not hire or cause any person employed by Superior National as of Employee's termination date or during the six-month period prior to such termination date to be hired by another employer competing in any manner with the businesses of Superior National. Recognizing the irreparable nature of the injury that could be caused by Employee's violation of any provision of this Paragraph 8, Employee agrees that in addition to and without limitation of any rights which Superior National may have hereunder, any such violation shall be the proper subject matter for immediate injunctive relief and entitle Superior National to terminate this Agreement whereupon no further amounts shall be payable by Superior National to Employee under this Agreement.


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         9. CONFIDENTIAL INFORMATION. Employee shall not, except as may be required by law, use any Confidential Information for any purpose other than on behalf of Superior National and to not use any Confidential Information for any purpose adverse to Superior National. For purposes of this Agreement, the term Confidential Information shall refer to certain confidential information developed by Superior National as a necessary function of the conduct of its businesses including, but not limited to, the identity, lists and/or descriptions of producers or policyholders, financial data, projections, plans and reports developed for management purposes and not otherwise disseminated, internal policies and procedures, management systems and procedures, employee records and information, and other information that may be developed from time to time by Superior National and be designated as confidential. Such Confidential Information is unique and has been developed and effectively applied by Superior National in the conduct of its businesses and constitutes a valuable and essential asset of the businesses of Superior National. Employee agrees to protect the confidentiality of and to take all appropriate steps to prevent unauthorized disclosure or use of the Confidential Information, and otherwise prevent the Confidential Information from entering the public domain or the possession by unauthorized persons, with the same degree of reasonable and appropriate care as Employee uses with respect to Employee's own confidential information.

                  9.1 All documents or media containing the Confidential Information are, and at all times shall remain, the sole property of Superior National.

                  9.2 Without diminishing or waiving any rights of Superior National otherwise available under law, the term of Employee's covenants of non-disclosure set forth in this section 9 shall be continuing and shall survive the termination of this Agreement. Employee's covenants not to use or disclose the Confidential Information shall terminate as to any information that is or becomes public knowledge through no fault of Employee and may be utilized by the public without obligation to Superior National. Termination of Employee's obligations pursuant to the previous sentence shall have no effect on Superior National's rights to enforce the non-disclosure obligations with respect to conduct occurring before the information became public knowledge.

         10. REMEDIES OF SUPERIOR NATIONAL. Employee recognizes and agrees that the duties and services to be rendered by Employee hereunder are of a special, unique and intellectual character and that Employee's failure to perform those duties and services will cause irreparable and immeasurable harm to Superior National. Employee also recognizes and agrees that the restrictions on Employee's activities contained in this Agreement are required for the reasonable protection of Superior National's business. Superior National will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity or obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from engaging in any activity in violation hereof.

         11. NON-COMPETITION. During such employment and for a period of two (2) years thereafter, Employee shall not at any time, directly or indirectly, use or disclose to any persons, except Superior National and its duly authorized officers and employees


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entitled thereto, Employee's customer, brokers and agents lists, credit classifications, records, statistics or other information acquired by Employee in the course of his employment in any capacity whatsoever, nor in any manner, directly or indirectly, aid or be party to any acts the effect of which would tend to divert, diminish or prejudice the good will or business of Superior National.

         12. NOTICES. All notices which Superior National is required or permitted to give to Employee shall be given by first class mail addressed to Employee at Employee's residence indicated above or such other place as Employee may, from, time to time, designate in writing to Superior National. All notices which Employee is required to give to Superior National hereunder will be given in duplicate by registered mail, one copy addressed to Superior National's Board of Directors and the other to Superior National's Corporate Secretary, at Superior National's principal place of business.

         13. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes and terminates any and all prior understandings, agreements or contracts, whether oral or in writing, if any, entered into between Employee and Superior National as of the effective date of this Agreement with respect to all matters covered hereunder. This Agreement constitutes the entire agreement between the parties pertaining to the subject matters hereof. No representative of Superior National is authorized to make to any person any representation, warranty or promise with respect to the subject matters hereof not contained or referred to herein. No change, termination, waiver or other modification of any provision hereof shall be binding on Superior National or Employee unless in writing and entered into between Employee and the Board of Directors of Superior National.

         14. CALIFORNIA LAW; SEVERABILITY. This Agreement shall be governed and construed in accordance with the laws of the State of California. In the event any provision of this Agreement or the application of any provision to any signatory hereto shall be held by a court of competent jurisdiction to the contrary to any applicable California or Federal law, the remaining provisions of this Agreement shall remain in full force and effect. In the event of a declaratory, injunctive or enforcement action or in the event of any other litigation between Employee or Superior National arising under or with respect to this Agreement and not found subject to the terms of section 16 following shall be conducted in a State or Federal court sitting in Los Angeles County, California.

         15. COOPERATION. Each of the parties hereto, without further consideration, agrees to execute and deliver such other documents and to take such other actions as may be necessary or appropriate to consummate fully the transactions that are the subject matter of this Agreement.

         16. ARBITRATION.

                  16.1 In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes, claims, questions or disagreement. To this effect, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.


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                  16.2 If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by a mediator mutually agreeable to all parties, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, except for the rights of the parties to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of any arbitrator, shall be settled by arbitration administered by and in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  16.3 The arbitration shall be held in Los Angeles, California or at such other place as may be selected by mutual agreement.

                  16.4 Within fifteen days after the demand for commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten days of their appointment who will act as sole arbitrator of the dispute. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by a Superior Court Judge pursuant to California Code of Civil Procedure Section 1281.6 on petition of a party to the arbitration agreement.

                  16.5 The arbitrator will be selected from a panel of persons having experience with and knowledge of workers' compensation insurance and the workers' compensation insurance industry.

                  16.6 The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant, including, without limitation, specific performance of any obligation created under the Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

                  16.7 The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees. "Costs and fees' means all reasonable pre-award expense of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

                  16.8 Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

                  16.9 Limited civil discovery shall be permitted for the production of documents and taking of depositions. All discovery shall be governed by the California Rules of Civil Procedure. All issues regarding conformation with discovery requests shall be decided by the arbitrator.


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                  16.10 The arbitration award shall be in writing and shall
specify the factual and legal bases for the award.

                  16.11 Within twenty days after receipt of Notice of Decision by the Arbitrator, either party may appeal the arbitration panel(`s) award to an appellate arbitrator by filing a written Notice of Appeal served on the opposing party and the arbitrator.

                  16.12 Within fifteen days after Notice of Appeal, each party shall select one person to act as appellate arbitrator, and the two selected shall select a third appellate arbitrator within ten days of their appointment who will act as sole arbitrator of the dispute. If the arbitrator selected by the parties is unable or fails to agree upon the third appellate arbitrator, the third arbitrator shall by appointed by a Superior Court Judge pursuant to California Code of Civil Procedure section 1281.6 on petition of party to the Arbitration Agreement.

                  16.13 The appellate arbitrator shall be a retired judge of a court of record in the state in which the arbitration was held.

                  16.14 Within twenty days after selection of an appellate arbitrator, a written brief, not to exceed twenty pages, stating the reasons why the panel's decision should be reversed or modified shall be filed with the appellate arbitrator and served to the opposing party. The opposing party shall file with the appellate arbitrator and serve on the appealing party, within twenty days after receiving the appeal brief, an opposition brief, not to exceed twenty pages. Either party may request oral argument which must be conducted within fourteen days following the submission of the final brief. The appellate arbitration shall be based only on the record of the initial hearing and oral argument, if any. The appellate arbitrator shall render a written decision affirming reversing, modifying or remanding the arbitration panel's decision within thirty days after receiving the final appellate submissions.

                  16.15 The appellate arbitrator may reverse, modify or remand the matter for further proceedings by the arbitration panel only on one of the following grounds:

                  (1) Any ground specified in 901 et. seq. of the California Code of Civil Procedure;

                  (2) If the award contains material errors of applicable law;

                  (3) If the award is arbitrary or capricious;

                  (4) If there is a demonstration of bias, prejudice or undisclosed conflict of interest between the arbitrator and the prevailing party.

                  16.16 The appellate arbitrator may render a final decision on appeal or remand the matter for further proceedings by the arbitration panel.


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                  16.17 The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

         17. WAIVER. Waiver by Superior National or Employee of any provision or any rights under any provision of this Agreement in any instance shall not be taken as a waiver of any subsequent breach of such provision or as a continuing waiver of the provision itself.

         18. ASSIGNMENT. The rights of Employee hereto shall inure to the benefit of and be binding upon the successors and assigns of Superior National consistent with the terms of this Agreement and regardless of the form in which such succession or assignment takes place. This Agreement and the rights, interest and benefits hereunder are personal to Employee and shall not be assigned, transferred, pledged, or hypothecated in any way by Employee, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment of similar process thereon, shall be null and void and without effect.

         19. ATTORNEYS' FEES, COSTS. If either party shall bring an action against the other party hereto by reason of a breach of any covenant, warranty, representation or condition herein, or otherwise arising out of this Agreement, whether for declaratory or other relief, the prevailing party in such suit shall be entitled to such party's costs of suit and attorneys' fees, which shall be payable whether or not such action is prosecuted to judgment. Costs and attorneys fees resulting from any arbitration shall be governed by section 16, hereof.

         20. PARAGRAPH HEADINGS. Paragraph headings are for the purpose of convenience only and shall not be considered to be any part of this Agreement.

         21. COUNTERPARTS. More than one counterpart of this Agreement may be executed by the parities hereto, and each counterpart shall be deemed an original, and all counterparts together shall be one agreement.

         22. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.


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         23. LATEST AGREEMENT. This is the latest version of Employee's
Agreement. All prior Employment Agreements are revoked, rescinded and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to take effect the date first stated above.


EMPLOYEE



      /s/ Arnold J. Senter                      Date:   11-17-99
-----------------------------------                  ---------------------
        ARNOLD J. SENTER


SUPERIOR NATIONAL INSURANCE GROUP, INC.



By:    /s/ J. Chris Seaman                      Date:   11-17-99
   --------------------------------                  ---------------------
         J. CHRIS SEAMAN
Title:   President & Chief Executive Officer


By:   /s/ William L. Gentz                      Date:   11-17-99
   --------------------------------                  ---------------------
         WILLIAM L. GENTZ
Title:   Chairman of the Board


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                                  ADDENDUM "A"



                    EMPLOYMENT TERM SHEET - ARNOLD J. SENTER



Position:          Executive Vice-President and Chief Operating Officer
                   Superior National Insurance Group, Inc. and subsidiaries


Salary:            Effective November 17, 1999,   $250,000 annually


Car Allowance:     $1,250 per month


Health Insurance:  On same terms, conditions and coverages of other
                   Superior National senior executives.


Expenses:          Usual and customary


Country Club       Country Club Membership including membership fee and monthly
Membership:        dues payments.  Membership fee not to exceed $20,000 and
                   monthly dues to not exceed $350.00 per month.


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